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                                                                  EXHIBIT 10.30

                             as of August 31, 1998



Standard Textile Co., Inc.
One Knollcrest Drive
Cincinnati, Ohio 45327
   Attention:  Norman Frankel

Dear Norman:

      This letter agreement confirms the terms under which Sterile Recoveries, Inc. ("Buyer") and Standard Textile Co., Inc. ("Seller") will engage in certain transactions with each other.

Background

      Seller manufactures and distributes reusable textile products to hospitals, laundries, surgery centers, extended care facilities, and other health care textile purchasers. Seller's textile products include surgical products such as gowns, drapes, wrappers and cotton absorbent towels. To support its relationships with its customers, Seller also enjoys relationships with health care group purchasing organizations ("GPOs") that make it a preferred vendor to the organization's members.

      Buyer provides daily delivery, retrieval, and reprocessing of its reusable surgical products to hospitals and surgery centers located throughout most of the United States. Its reusable surgical products include gowns, drapes, towels, wrappers, and stainless steel products. Buyer owns its products and supplies them to hospitals and surgery centers on a per use basis. Buyer purchases gowns, towels, drapes, and wrappers from Seller and other vendors. Buyer also provides disposable surgical products in its service. The continuous and recurring nature of Buyer's reusable product reprocessing service makes it an attractive customer for textile manufacturers such as Seller. Seller recognizes that Buyer's purchases of new reusable products are based substantially on the rate at which Buyer adds customers and associated revenues. The parties anticipate that Seller's significant product knowledge and development capability will support the quality and cost effectiveness of Buyer's reusable surgical products and their continued improvement.




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Standard Textile Co., Inc.
as of August 31, 1998


      Pursuant to a letter agreement dated October 21, 1997 (which continues concurrently with this Agreement), Buyer and Seller agreed on arrangements to jointly market their products and services to VHA, a national group purchasing organization that has combined with University Healthsystem Consortium and is now known as Novation. Buyer and Seller desire to establish additional mutually beneficial arrangements for the following:

         1. Pursuant to this Agreement, Buyer will contract with Seller to purchase a significant portion of Buyer's gowns, drapes, towels, and wrappers.

         2. Seller shall use Buyer as its primary method of distributing reusable surgical products to the hospital and surgery center markets. Seller will create a commission pool to compensate its sales force for sales of Products to support Buyer's surgical product service.

         3. Seller will negotiate with GPOs to include Buyer's surgical product delivery services under its group purchasing agreements.

The parties also desire to establish the other elements of their relationship set forth in this letter agreement.

Agreements

      Gown, drape, towel, and wrapper supply. Buyer shall purchase from Seller and Seller shall supply, sell, and deliver to Buyer at least 80% of Buyer's annual requirements for cotton absorbent towels, liquid proof reusable surgical gowns, liquid resistant reusable surgical gowns, drapes, and wrappers (the "Products"), increasing to 90% for 2000 and ensuing years. Liquid proof gowns will not be considered part of the Products subject to Buyer's requirements commitment for 1998 and 1999 and will be governed by a separate 80% threshold in the year ended December 31, 2000. After December 31, 2000, liquid proof gowns will be considered part of the Products subject to the general 90% of requirements commitment. The applicable percentage will be measured based on a comparison of (a) Buyer's aggregate calendar year dollar volume purchases of the Products from Seller (including Buyer's purchases under the Supply Agreement dated the same date of this Agreement) to (b) Buyer's aggregate calendar year dollar volume of purchases of the Products from all suppliers. Buyer has separately furnished to Seller a current dollar estimate of Buyer's current requirements for reusable surgical products for its facilities, excluding the requirements of its newly acquired facility in Mason, Ohio and excluding the benefits of anticipated sales increases from the efforts of Seller's sales force. Seller acknowledges this schedule is a prediction that is subject to variation based on actual sales, usage experience, and Buyer's continuing evaluation of its procurement program. Buyer acknowledges that Seller's consistency in supplying Products and its cost incurred in manufacturing them are affected by variations in the volume and predictability of Buyer's Product purchases. Buyer's



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actual requirements and purchases will depend on its revenue increases and will vary from year to year with changes in the rate of Buyer's actual and anticipated revenue growth.

      Seller shall manufacture the Products to Buyer's specifications (including fabric and construction specifications) and quality requirements using fabric provided by Seller. Buyer and Seller will cooperate in the initial transition from use of Buyer's fabric to use of fabric ordered by Seller. The fabric specifications may limit Seller to using a particular fabric manufacturer. Buyer will order products through periodic purchase orders that specify size, quantity, construction, and other product attributes. Buyer shall on or before the fifth day of each month furnish to Seller a purchase order for its product requirements (other than towels) for the next full month and a non-binding estimate of its product requirements for the subsequent three months. Buyer will provide Seller with an annual estimate of towel purchases, broken down by month, and will assume that Seller will have a two months supply of towels on hand in readily available inventory, two months supply of towels in transit, and two months supply in manufacturing.

      Pricing of Products. Schedule A furnished separately to Seller is a schedule of sales prices for the Products that are available to Buyer from its existing suppliers on the date of this Agreement. Schedule B furnished separately to Buyer is a schedule of sales prices for the Products (including an allowance to establish the commission pool for Seller's sales representatives that is described below) that will be charged to Buyer by Seller as of the effective date of this Agreement. Schedule B will be subject to price adjustments in Schedule B. Any new Products will be added to Schedule B based on prices agreed upon by the parties.

      The sales price listed on each price schedule furnished to Buyer by Seller will constitute the entire amount payable by Buyer for the Products, excluding sales and use taxes. Terms are F.O.B. destination (freight paid by Seller), which typically will be one of Buyer's reprocessing facilities.

      If at any time Seller issues a contract price list to a GPO that lists a particular Product for a price (with same delivery terms) less than the price listed on the then-current price schedule, the price for that particular Product will be adjusted to that new price without any further action on the part of either Buyer or Seller. Seller shall promptly notify Buyer of the price adjustment, and the price adjustment will be effective for all Products ordered by Buyer after the sale or offer to sell that resulted in the price adjustment.

      If Buyer can purchase a substantial amount of its Products on a regular basis from another domestic supplier for less than the prices listed on the then-current prices on Schedule "B" under circumstances that Buyer believes reflect market conditions, Buyer shall notify Seller of the price difference and Buyer and Seller will negotiate regarding an adjustment to the applicable price.



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      Purchase Orders; Packaging and Packing Slips. Buyer shall place orders for the Products by telefax, telephone, electronically, or its written purchase order form. Each Product shipment delivered to Buyer shall contain a packing slip and be packaged in accordance with Buyer's reasonable requirements. A packing slip must be visible and securely attached to the container or packaging for the Product and set forth the following: (a) Buyer's name; (b) Seller's name; (c) the shipping date; (d) the purchase order number; and (e) the Product description and identification number. If Seller delivers to Buyer a Product without a packing slip that complies with the foregoing requirements, Buyer shall so notify Seller and Seller shall provide said packing slip within five (5) calendar days.

      Delivery; Risk of Loss. Seller shall manufacture or supply and timely ship within the Continental United States the full quantity of all Products ordered by Buyer on each purchase order to the place designated on the purchase order. Title and risk of loss or damage to the Products pass to the Buyer when the Products are unloaded at Buyer's place of delivery. Unless agreed to by Buyer in advance, Seller shall not deliver any partial orders. In addition, Buyer may refuse to accept, and may return to Seller, freight collect, at Seller's risk, any Products that are not ordered by Buyer. Seller shall use expedited shipping methods or other special packaging methods at Buyer's reasonable request and expense.

      Force Majeure. Neither party will be responsible for any delay, failure, or omission due to any cause that is beyond its reasonable control, is not due to its own negligence, and cannot be overcome with the exercise of due diligence, including, without limitation, war, riots, fires, floods, storms, lightning, epidemics, earthquakes, hostilities, labor disturbances, expropriation or confiscation of properties, interference by civil or military authorities, or acts of God.

      Nonconforming Products. Buyer may reject at any time after delivery any Products that it orders from Seller up to six (6) months after delivery, if they are nonconforming. If Buyer properly rejects any Products as nonconforming, Seller, at its sole cost and expense, as soon as practicable after the effective date of Buyer's notice of rejection, shall either (a) cause the rejected Products to conform or (b) deliver to Buyer new Products that conform to the order. If Buyer pays for any nonconforming Products or an order that contains any nonconforming Products and Seller does not cure to Buyer's satisfaction every defect in the nonconforming Products within a reasonable time period after Buyer notifies Seller of its rejection of the nonconforming Products or order, Seller, at Buyer's option, promptly shall either refund the full amount paid by Buyer for the nonconforming Products (and any amount paid for fabric) or credit that amount to Buyer's account. Buyer shall purchase Products that slightly deviate from specifications, but otherwise are suitable for Buyer's purposes, that constitute up to 1% of the total volume of a Product category for an agreed discount to full price that is based on a mutual evaluation of the extent to which the Product is defective.



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      Inspection. Seller shall permit Buyer or its agents or representatives to inspect and observe finished Products in the process of manufacture, at any reasonable time during Seller's normal business hours, and shall provide adequate space and facilities necessary for Buyer's agents, personnel, or representatives to conduct an inspection or observation upon reasonable advance notice to Seller.

      Seller's Warranties. Buyer will purchase the products from the Seller for use in its reusable surgical products processing service business. Accordingly, Seller warrants and represents to Buyer that:

         (a) All Products delivered to Buyer will conform to agreed specifications;

         (b) All Products delivered to Buyer will be of merchantable quality, will not be adulterated, and will be free from all defects in material and workmanship;

         (c) Buyer will acquire good and valid title to all Products free and clear of any security interest or other lien or encumbrance; and

         (d) All Products supplied to Buyer by Seller pursuant to this Agreement will be manufactured in compliance with applicable local, state and federal laws, except to extent non-compliance is attributable to Buyer's specifications.

      Product Development. Seller shall devote resources to developing reusable surgical products of improved quality and reduced cost and support Buyer's strategy of delivering the highest quality products to its customers.

      Joint Sales Efforts. Since October 1, 1997, Seller has facilitated Buyer's direct sale of its reusable surgical product service to targeted Novation members pursuant to the letter agreement between the parties dated October 21, 1997. Buyer and Seller shall jointly develop a plan to expand Seller's sales force's efforts to effectively introduce and implement Buyer's reusable surgical products program for additional hospitals and surgery centers and other GPOs with which Seller enjoys a relationship. Seller and Buyers' officers and key managers will meet frequently and on request to discuss the progress and results of those efforts. Buyer's representatives shall introduce Seller's representatives to Buyer's customers who do not use Seller's products. Buyer shall permit Seller to conduct tours of its facilities for the benefit of Seller and Seller's customers on reasonable advance notice to Buyer. The parties anticipate that the joint efforts of Buyer and Seller's sales forces will result in increased sales of all Seller's products and increased revenues for Buyer's service.



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      Seller's Primary Distribution Method. Seller shall use Buyer's reusable surgical product service as its primary method of distributing reusable surgical products to the hospital and surgery center markets. Seller shall cause its sales force to offer Buyer's service as their primary choice for reusable surgical products to its customers and prospects in any region that Buyer services or reasonably plans to service within the next 12 month period. Nothing in this section precludes Seller from (a) continuing to service and sell its PrePak service to its existing PrePak customers, (b) selling its PrePak service to customers that have rejected SRI's service, or (c) selling its products to other customers outside of its PrePak service, provided Seller uses reasonable efforts to sell SRI's service to these customers.

      Commission Pool. Seller shall set aside in a separate commission pool the amount of revenues it receives from sale of the Products to Buyer that is further described on Schedule B. Seller shall use the pool exclusively to pay commissions to its sales persons for their assistance in selling Buyer's surgical product services to hospitals and surgery centers.

      Buyer shall facilitate commission payments by regularly reporting to Seller its new accounts for which Seller provided assistance, the Seller sales person who assisted with the account, and the product amount expected to be placed in service for new accounts. Buyer shall subsequently report additional product purchases required to service revenue increases from those accounts (including replacement Product) and Seller shall pay the salespersons responsible for the account commissions for these later new product purchases. Seller shall pay all earned commissions promptly after receiving a reported sale.

      Seller shall furnish Buyer each calendar quarter a report showing the current commission pool balance, amounts disbursed during the prior month and year to date, and the sales persons who received the commissions. At each fiscal year end and on any termination of this Agreement, Seller shall disburse any remaining commission pool as described on Schedule B.

      Accounts of GPO Relationships. Buyer shall deliver to Seller each month a report listing agreed information regarding Buyer's relationship with Novation and other group purchasing organization accounts, including revenues from those accounts and associated administrative fees.

      Term. This Agreement will be for an initial term of ten years or until earlier terminated by a party in accordance with this section, provided that all rights and obligations accrued by the expiration or termination date will survive the expiration or termination of this Agreement. This Agreement may be terminated by either party immediately on notice if:

         (a) A party fails to make payments when due to the terminating party within 10 days after written notice or neglects or fails to perform or observe any of its other material obligations



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      under this Agreement, unless the condition is remedied within 30 days after written notice has been given to the party.

         (b) The other party breaches in a material respect a warranty or representation under this Agreement.

         (c) The other party makes an assignment for the benefit of creditors or a petition under the Bankruptcy Code is filed by or against the other party (if an involuntary petition, the petition is not dismissed within 60 days after it is filed) or a receiver is appointed for the business of the other party.

         (d) The other party ceases doing business as a going concern or attempts to transfer or assign this Agreement in a manner that is not permitted.

         (e) The other party or its officer commits any acts that are dishonest or fraudulent with respect to the parties' relationship under this Agreement or that materially adversely affect the ability to perform of the terminating party. The terminating party shall give 30 days' advance notice of any condition that materially adversely affects the other party's ability to perform.

      On any expiration or termination of this Agreement, Seller shall return to Buyer any unused fabric ordered at Buyer's request, Buyer shall reimburse Seller for its out of pocket cost incurred in purchasing the fabric, Seller may complete any work in process and deliver it to Buyer for payment, and Buyer shall purchase any remaining finished goods made specifically for Buyer.

      Indemnification. Each party shall indemnify the other party and hold it harmless from all costs, loss, claims, damage, expense, liabilities, and judgments (including premiums for bonds, fees for experts and investigators, and all legal fees, costs, and expenses incurred before a lawsuit is filed in regulatory or trial, appellate, bankruptcy and judgment execution proceeding) incurred by the other party because of the indemnifying party's failure to comply with this Agreement, willful misconduct, or negligent acts or omissions.

      Relationship of the Parties. Neither party to this Agreement is an agent, partner, or legal representative of the other for any purpose, and neither party is authorized to assume or create, in writing or otherwise, an obligation of any kind in the name or on behalf of the other party. This agreement is not to be construed to create a financial interest in the other party's business or to constitute a partnership or joint venture between the parties. This agreement is for the benefit of its parties only, and no third party is a beneficiary of it.

      Confidentiality. During the term of this agreement and for five years after its expiration or termination, each party might furnish or make available to the other party proprietary or



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confidential information pertaining to their products, services, customers, and business operations that is designated by name, trademark, or other appropriate text to be proprietary or confidential in nature ("Restricted Information").
All Restricted Information furnished or made available to the other party during the term of this agreement, however and whenever acquired, will remain the property of the party furnishing the information. Each party shall treat this information as strictly confidential, shall use it solely for the purposes contemplated by this agreement, and shall not reveal, divulge, disclose, or duplicate any Restricted Information without the other party's written consent, except for the party's employees who need to know the information for purposes of carrying out the purposes of this agreement. However, the party receiving the Restricted Information shall direct its employees who have access to the Restricted Information to treat it as strictly confidential, and shall indemnify the other party and hold it harmless from, any damage resulting from a breach of confidentiality caused by any of its employees. Each party shall return to the other party at the expiration of this Agreement all Restricted Information that it received from the other party.

      Buyer's specifications for the Products are the exclusive property of Buyer, and Seller shall not sell Products manufactured to those specifications to any person that will use them for business operations in North America. Buyer grants to Seller a non-exclusive license to manufacture the Products for sale to Buyer, using Buyer's trademarks and specifications for the Products.

      Execution. The parties may execute this agreement in counterparts. Each executed counterpart to this agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement.

      Legal. The validity, interpretation, construction and enforcement of this Agreement are governed by the laws of the State of Florida, excluding the laws of that State pertaining to the resolution of conflicts with laws of other jurisdictions.

      Arbitration. If any dispute between Buyer and Seller arises under this Agreement, the parties shall use reasonable efforts to settle the dispute for at least 30 days. After that period, the dispute may be submitted for arbitration, and the arbitration will be conducted before an arbitration panel in accordance with the North Carolina Arbitration Code. The arbitrator panel will consist of three arbitrators, with one arbitrator selected by Buyer, the second arbitrator selected by Seller, and the third arbitrator selected by agreement of the first two arbitrators. Every arbitrator must be independent (not an officer, director, employee, affiliate, or shareholder of Buyer or Seller) without any economic or financial interest of any kind in the outcome of the arbitration or in Buyer, Seller, or any of their affiliates. The arbitration hearing will be held on such dates and at such times and place in Raleigh, North Carolina as the arbitration panel designates on 30 calendar days' advance notice to the parties. The decision of the arbitration



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panel will be binding and conclusive as to Buyer and Seller, and on the pleading of any party, any court having jurisdiction may enter a judgment of any award rendered in arbitration, which may include an award of damages.


      Notices. Except for oral requests and notices expressly authorized by this agreement, every notice, request, demand, consent, approval, and other communication required or permitted under this agreement will be valid only if it is given in writing (or sent by telecopy and promptly confirmed in writing), conspicuously marked "FOR IMMEDIATE ATTENTION," and addressed by the sender to the appropriate party in the manner set forth below:

         (a) If to Seller:

             Standard Textile Co., Inc.
             Knollcrest Drive
             Cincinnati, Ohio 45327
             ATTENTION: Norman Frankel

         (b) If to BUYER:

             Sterile Recoveries, Inc.
             28100 U.S. Highway 19 North
             Suite 201
             Clearwater, FL 33761
             ATTENTION: Bertram T. Martin, Jr.

or to such other address as a party designates by notice to the other party. A validly given notice, request, demand, consent, approval, or other communication will be effective on its receipt.

      Assignment; Subcontracting. This Agreement is not assignable by either party without the other party's consent, which it may withhold at its sole discretion, and any unapproved assignment will be invalid and ineffective against the other party, except that, if a party sells, merges, or exchanges all or substantially all of its assets or outstanding stock, the party may assign this Agreement without the other party's written consent, so long as (a) the acquiring entity executes an agreement agreeing to be bound by the same,
(b) the acquiring entity is not a competitor of the other party, and (c) the other party reasonably and in good faith believes the acquiring entity will perform all of the predecessor's material obligations under this Agreement with similar diligence, responsibility, and capability. Seller shall not subcontract any manufacturing to another person without Buyer's prior approval.



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      Miscellaneous. Time is of the essence in this Agreement. This Agreement is binding on and inures to the benefit of, the respective assignees and the successors of Seller and Buyer, and all references to Seller or Buyer in this Agreement include their respective permitted assignees or successors. A delay, omission or course of dealing on the part of Buyer or Seller in exercising any right, power or remedy under this Agreement will not operate as a waiver of it in a single or partial exercise of any right, waiver or remedy under this Agreement does not preclude any further exercise of it or the exercise of any other right, power or remedy. A waiver, amendment, or modification of this Agreement would be valid and effective only if it is in writing and signed by both Seller and Buyer. This Agreement and the Schedules record the final, complete and exclusive understanding of the parties to it with respect to the sale and purchase of Products contemplated by this Agreement (except for implied warranties arising under Florida's Uniform Commercial Code) and supersede any prior or contemporaneous agreement, understanding or representation, oral or written, by either of them. This Agreement will be effective as of September 1, 1998 when executed by Seller and Buyer.

                                          Very truly yours,

                                          STERILE RECOVERIES, INC.

                                          By: /s/ Bertram T. Martin, Jr.
                                             ----------------------------------
                                                  Bertram T. Martin, Jr.
                                                  President

ACCEPTED AND AGREED
this 31st day of August, 1998.

STANDARD TEXTILE CO., INC.

By: /s/ Edward M. Frankel
   ----------------------------------
Name:   Edward M. Frankel
Title:  Vice President



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